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                             [Gray Cary Letterhead]

August 7, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         RE:  VANTAGEMED CORPORATION REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by VantageMed Corporation, a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about August 7, 2000, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,113,831 shares of your Common Stock, par value $0.001 (the "Shares"), reserved for issuance pursuant to the VantageMed Corporation 1998 Stock Option/Stock Issuance Plan, as well as the 23,901 options assumed under the Brand Software Inc. Stock Option Plan, the 72,908 options assumed under the Mariner Systems Inc. Stock Option Plan, and the 17,022 options assumed under the Healthcare Information Systems Plan (collectively, the "Plans").

         We have examined all instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion with respect to (i) the availability of equitable remedies, including specific performance, or (ii) the effect of bankruptcy, insolvency, reorganization, moratorium, or equitable principles relating to or limited creditors' rights generally.

         Based on such examination, and expressly subject to the assumptions and limitations set forth above, we are of the opinion that the Shares will be, upon effectiveness of the Registration Statement, the receipt by the Company of full payment therefor in accordance with the provisions of the respective Plans, and the due execution and delivery of the relevant Share certificates, validly authorized, legally issued, fully paid, and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,

GRAY CARY WARE & FREIDENRICH LLP

/s/ Gray Cary Ware & Freidenrich LLP